Filed pursuant to 424(b)(3)
Registration No. 333-146457

CNL LIFESTYLE PROPERTIES, INC.

STICKER SUPPLEMENT DATED DECEMBER 16, 2008

TO PROSPECTUS DATED APRIL 9, 2008

This Sticker Supplement is part of, and should be read in conjunction with, our prospectus dated April 9, 2008, Supplement dated October 9, 2008 and Sticker Supplement dated November 14, 2008. Capitalized terms have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Lifestyle Properties” include CNL Lifestyle Properties, Inc. and its subsidiaries.

EXPLANATORY NOTE

The attached page replaces page F-3, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months ended June 30, 2008, of our Supplement dated October 9, 2008. In the Supplement as filed, we inadvertently presented amounts in the column labeled “Historical” that reflected the three-month period ending June 30, 2008. We have corrected the “Historical” column with amounts for the six-month period ending June 30, 2008 and extended new corresponding results in the column labeled “Pro Forma Results.”

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$99,547	$1,131	(2)	$101,117
		439	(3)
Interest income on mortgages and other notes receivable	2,712	—		2,712

Total revenues	102,259	1,570		103,829

Expenses:
Asset management fee to Advisor	10,635	121	(6)	10,756
General and administrative	6,069	—		6,069
Ground lease and permit fees	4,524	439	(3)	4,963
Repairs and maintenance	779	—		779
Other operating expenses	2,196	—		2,196
Depreciation and amortization	48,003	697	(7)	48,700

Total expenses	72,206	1,257		73,463

Operating income	30,053	313		30,366

Other income (expense):
Interest and other income	3,144	—		3,144
Interest expense and loan cost amortization	(15,661)	(94	)(9)	(15,755)
Equity in earnings of unconsolidated entities	1,491	—		1,491

Total other income (expense)	(11,026)	(94)		(11,120)

Net income	$19,027	$219		$19,246

Earnings Per Share of Common Stock
(Basic and Diluted)	$0.09			$0.10

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	200,776		(10)	200,776

See accompanying notes to unaudited pro forma condensed consolidated financial statements